EXHIBIT 99.1


                            GREATER COMMUNITY BANCORP
             55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
                        (973) 942-1111 Fax (973) 942-9816
                            www.greatercommunity.com

FOR FURTHER INFORMATION:

AT GREATER COMMUNITY BANCORP                         FOR MEDIA:
----------------------------                         ----------
George E. Irwin                                      Linda Margolin
President & CEO                                      Margolin & Associates, Inc.
973-942-1111      x 1018                             216-765-0953
geirwin@greatercommunity.com                         lmm@margolinIR.com
----------------------------                         ------------------


             Greater Community Bancorp Reports First Quarter Results

TOTOWA, N.J. - April 16, 2003 - Greater Community Bancorp (Nasdaq: GFLS) today reported net income for the quarter ended March 31, 2003 of $1.6 million, compared to $2.1 million reported for the prior year first quarter. Diluted per share earnings were $0.22, compared to $0.28 reported last year.

Returns on average equity ("ROE") and average assets ("ROA") for the first quarter of 2003 were 12.6% and 0.91%, respectively, compared to 17.9% and 1.26% for the prior year first quarter.

George E. Irwin, President and CEO of Greater Community Bancorp, commented, "Despite this protracted period of economic stagnation, our key strengths of service and local delivery continue to attract high quality business to our company. Loan growth year-to-year has been strong, fueled by commercial real estate activity. More recently, however, results have been affected negatively by a high level of prepayments with respect to mortgage-related loans and mortgage-backed securities."

Mr. Irwin continued, "Our recent decision to restructure Highland Capital, our small-ticket, medical equipment leasing company, has had a negative impact on current earnings but the impact should be favorable over the longer term. From this quarter forward, we are holding all leases we originate in portfolio, rather than selling them into the secondary market. As a result, earnings have been doubly impacted - from the loss of gains on sale income and from the necessity to build a strong loan loss reserve.

"Our new lease management team is focusing on high-quality, vendor-driven programs. These high-yield lease receivables should have a positive impact over time, strengthening net interest margin as the portfolio builds."

Total revenue, consisting of net interest income and non-interest income, totaled $8.1 million for the first quarter of 2003, a decrease of 0.9% over the prior year's first quarter. Net interest income increased 4.6% to $6.5 million; a 10.8% increase in average earning assets was partially offset by a 27 basis point decline in the net interest margin to 3.91%. Mr. Irwin noted that competition for good quality loans is intense, thereby contributing to margin compression.

Non-interest income was $1.6 million, a 18.5% decline from first quarter 2002, mainly from the restructuring of the leasing business.

Non-interest expense totaled $5.5 million for the current quarter, an increase of 10.6% over the $5.0 million reported in the prior year period. Salaries and benefits accounted for most of the increase; they rose 11.1% to support the addition of 12 new employees, annual salary increases, and a 25% increase in



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health care costs.  Much of the 9.2% increase in occupancy  and equipment  costs reflects the costs associated with the opening of a new branch in Morris County last year. The efficiency ratio was 68.5% compared to 63.8% for the same quarter last year.

At March 31, 2003, assets were $736.2 million, an increase of 9.9% above the year-ago quarter, and reflected both a $36.8 million, or 9.2%, increase in loans and a $41.8 million, or 26.3%, increase in investment securities. Growth in non-residential real estate and construction loans more than offset the runoff in residential mortgages. Asset growth was funded predominantly by a 18.6% growth in core deposits, which now constitute 71.2% of total deposits.

Mr. Irwin noted, "Asset quality continues to be sound. Non-performings assets are increasing, but in absolute dollars, the level is still reasonable and reserve coverage is more than adequate." Non-performing assets and loans 90-days past due constitute 0.59% of total assets at March 31, 2003, up from 0.51% for the fourth quarter of 2002, and 0.27% for the year-ago first quarter. This compares to reserve coverage of non-performings of 175% at period-end and an allowance for loans and lease losses of 1.73%. Annualized net charge-offs for the March 31, 2003 quarter were $15,000, or 0.01% of average loans, compared to $16,000, or 0.01%, for the fourth quarter of 2002 and $205,000, or 0.20% of average loans, for the prior year first quarter.

Shareholders' equity totaled $51.5 million at March 31, 2003, up 8.4% from twelve months ago. The Company declared a $0.10 per share cash dividend during the first quarter, up 23.5% from the first quarter of 2002. Shares outstanding at period-end were 7,029,000.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates 15 branches in the northern New Jersey counties of Bergen, Passaic and Morris through its three state-chartered commercial bank subsidiaries: Greater Community Bank, Bergen Commercial Bank and Rock Community Bank. They provide traditional commercial and retail banking services to small businesses and consumers in New Jersey. The Company also owns two non-bank subsidiaries: Greater Community Financial, L.L.C., a full service securities broker-dealer, and Highland Capital Corp, an equipment leasing and financing subsidiary.

Safe Harbor Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

                            Greater Community Bancorp
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                                                           1st Qtr      4th Qtr     3rd Qtr      2nd Qtr      1st Qtr
(dollars in thousands except per share data)                 2003        2002         2002        2002         2002
                                                         ---------------------------------------------------------------
EARNINGS
   Net interest income                                     $  6,549    $  6,552    $  6,819    $  6,714    $  6,262
   Provision for loan loss                                      316         335         223         217         221
   Non-interest income                                        1,600       2,015       1,466       1,746       1,964
   Non-interest expense                                       5,490       5,010       6,415       5,286       4,965
   Net income                                                 1,639       2,203       1,177       2,039       2,094
PER SHARE DATA(1)
   Basic earnings per share                                $   0.23    $   0.31    $   0.17    $   0.29    $   0.30
   Diluted earnings per share                                  0.22        0.30        0.16        0.27        0.28
   Book value per share                                        7.32        7.31        7.11        7.02        6.74
   Cash dividend per share                                    0.100       0.100       0.100       0.100       0.081
PERFORMANCE RATIOS
   Return on average assets                                    0.91%       1.22%       0.67%       1.20%       1.26%
   Return on average equity                                    12.6%       17.5%        9.5%       16.8%       17.9%
   Net interest margin(2)                                      3.91%       3.90%       4.11%       4.24%       4.18%
   Efficiency Ratio                                            68.5%       63.1%       66.1%       63.4%       63.8%
MARKET DATA
   Market value per  share -- Period end                   $  17.28    $  15.92    $  14.68    $  16.09    $  13.70
   Cash dividend yield(1)                                      2.32%       2.51%       2.72%       2.49%       2.36%
   Common stock dividend payout ratio                          45.5%       33.3%       62.5%       36.7%       28.9%
   Period-end common shares outstanding (000)(1)              7,029       7,021       7,020       7,034       7,040
   Common stock market capitalization ($Millions)             121.4       111.8       103.1       113.2        96.4
CAPITAL & LIQUIDITY
   Equity to assets                                            6.99%       7.14%       6.94%       6.85%       7.09%
   Average loans to deposits                                   83.3%       79.8%       81.2%       81.2%       83.5%
ASSET QUALITY
   Net charge-offs (recoveries)                            $     15    $     16    $    175    $    201    $    205
   Net loan charge-offs (recoveries) to average loans(2)       0.01%       0.01%       0.17%       0.19%       0.20%
   Non-performing assets + 90 days past due                $  4,339    $  3,649    $  3,633    $  1,734    $  1,839
   NPAs + 90 day past due/ Total assets                        0.59%       0.51%       0.51%       0.24%       0.27%
   Allowance for loan losses/ Total loans                      1.73%       1.65%       1.59%       1.55%       1.58%
   Allowance for loan losses/NPA's + 90 days past due           175%        200%        187%        378%        345%
END OF PERIOD BALANCES
   Total loans, net of unearned fees                       $438,846    $443,342    $428,754    $422,947    $402,026
   Total assets                                             736,173     719,207     718,957     721,059     669,884
   Deposits                                                 559,935     544,059     531,945     528,097     491,082
   Shareholders' equity                                      51,476      51,350      49,883      49,380      47,485
   Full-time equivalent employees                               199         199         203         196         187
AVERAGE BALANCES
   Loans                                                   $439,441    $433,311    $422,958    $412,766    $406,394
   Total earning assets                                     670,297     672,462     641,586     625,964     605,108
   Total assets                                             723,492     723,773     697,879     680,920     666,009
   Deposits                                                 527,626     543,049     520,980     508,442     486,887
   Shareholders' equity                                      51,853      50,274      49,601      48,457      46,909

(1)Restated for the 5% stock dividends in July 2002
(2)Annualized for comparative purposes